Exhibit 10.1

AGILENT TECHNOLOGIES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated, Effective November 1, 2008)

1.                                      PURPOSE.

                                                The purpose of this Plan is to provide an opportunity for Employees of Agilent Technologies, Inc. (the “Corporation”) and its Designated Subsidiaries, to purchase Common Stock of the Corporation and thereby to have an additional incentive to contribute to the prosperity of the Corporation.  It is the intention of the Corporation that the Plan qualifies as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.

2.                                      DEFINITIONS.

(a)                                  “Board” shall mean the Board of Directors of the Corporation.

(b)                                 “Code” shall mean the Internal Revenue Code of 1986, of the USA, as amended.  Any reference to a Section of the Code herein shall be a reference to any successor or amended Section of the Code.

(c)                                  “Committee” shall mean the committee appointed by the Board in accordance with Section 14 of the Plan.

(d)                                 “Common Stock” shall mean the Common Stock of the Corporation, or any stock into which such Common Stock may be converted.

(e)                                  “Compensation” shall mean an Employee’s base cash compensation, commissions and shift premiums paid on account of personal services rendered by the Employee to the Corporation or a Designated Subsidiary, which, effective as of November 1, 2005, shall be determined prior to deduction of deferrals of base pay under the Agilent Technologies, Inc. 2005 Deferred Compensation Plan, or any successor plan thereto, but shall exclude payments for overtime, incentive compensation, incentive payments and bonuses, with any modifications determined by the Committee.  The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.

(f)                                    “Corporation” shall mean Agilent Technologies, Inc., a Delaware corporation.

(g)                                 “Designated Subsidiary” shall mean a Subsidiary that has been designated by the Committee as eligible to participate in the Plan with respect to its Employees.

(h)                                 “Employee” shall mean an individual classified as an employee (within the meaning of Code Section 3401(c) and the regulations thereunder) by the Corporation or a Designated Subsidiary on the Corporation’s or such Designated Subsidiary’s payroll records during the relevant participation period.  Employees shall not include individuals classified as independent contractors.

(i)                                     “Entry Date” shall mean the first Trading Day of the Offering Period or, for new Participants, the first Trading Day of their first Purchase Period.

(j)                                     “Fair Market Value” shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted in The Wall Street Journal or such other source as the Committee deems reliable, on the date of determination if that date is a Trading Day, or if that day is not a trading day, for the last market Trading Day prior to the date of determination.

(k)                                  “Offering Period” shall mean the period of up to twenty-four (24) months during which an option granted pursuant to the Plan may be exercised.  Notwithstanding the foregoing, unless changed by the Committee, effective with respect to the first Offering Period commencing after November 1, 2008, “Offering Period” shall mean a period of approximately six (6) months.  After November 1, 2008, unless changed by the Committee, Offering Periods shall commence on the first Trading Day on or after November 1 and May 1 of each year and terminate on the last Trading Day, respectively, of the subsequent April and October.  The duration and timing of Offering Periods may be changed or modified by the Committee.

(l)                                     “Participant” shall mean a participant in the Plan as described in Section 5 of the Plan.

(m)                               “Plan” shall mean this Employee Stock Purchase Plan.

(n)                                 “Purchase Date” shall mean the last Trading Day of each Purchase Period.

(o)                                 “Purchase Period” shall mean the period of six (6) months commencing after one Purchase Date and ending with the next Purchase Date.  Purchase Periods may, run consecutively after the termination of the preceding Purchase Period. Notwithstanding the foregoing, subject to the Committee’s discretion to modify Offering and Purchase Periods, effective November 1, 2008, “Purchase Period” shall mean the six (6) month period commencing on the first day of an Offering Period and ending on the last day of such Offering Period.

(p)                                 “Purchase Price” shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date, provided, however, that the Committee may elect with respect to future Offering Periods to establish the Purchase Price as eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Entry Date or the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Committee pursuant to Section 7.4.

(q)                                 “Shareholder” shall mean a record holder of shares entitled to vote shares of Common Stock under the Corporation’s by-laws.

(r)                                    “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, as described in Code Section 424(f).

(s)                                  “Trading Day” shall mean a day on which U.S. national stock exchanges and the New York Stock Exchange are open for trading.

3.                                      ELIGIBILITY.

Any Employee regularly employed by the Corporation or by any Designated Subsidiary on an Entry Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Entry Date, provided that the Committee may establish administrative rules requiring that employment commence some minimum period (e.g., one pay period) prior to an Entry Date to be eligible to participate with respect to the Purchase Period beginning on that Entry Date.  The Committee may also determine that a designated group of highly compensated Employees are ineligible to participate in the Plan so long as the excluded category fits within the definition of “highly compensated employee” in Code Section 414(q).  No Employee may participate in the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Corporation, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or of any of its Subsidiaries.  All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Code Section 423(b)(5); provided, however, that Employees participating in a sub-plan adopted pursuant to Section 15 which is not designed to qualify under Code Section 423 need not have the same rights and privileges as Employees participating in the Code Section 423 Plan.  The Board may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

4.                                      OFFERING PERIODS.

Effective November 1, 2008, the Plan shall have Offering Periods of approximately six (6) months duration which shall commence on the first Trading Day on or after November 1 and May 1.  Each of these Offering Periods shall terminate with a Purchase Date on the last Trading Day, respectively, on or before April 30 and October 31.  Notwithstanding the foregoing, the Committee shall retain the authority to implement consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after the date twenty-four (24) months from the first date of the immediately preceding Offering Period, or on such other date as the Committee shall determine, and continuing thereafter for twenty-four (24) months or until terminated pursuant to Section 13 hereof.

The Committee shall have the authority to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without Shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.                                      PARTICIPATION.

5.1                                 An Employee who is eligible to participate in the Plan in accordance with Section 3 may become a Participant by completing and submitting, on a date prescribed by the Committee prior to an applicable Entry Date, a completed payroll deduction authorization and Plan enrollment form provided by the Corporation or by following an electronic or other enrollment process as prescribed by the Committee.  An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to exceed ten percent (10%) of the Employee’s Compensation.  All payroll deductions may be held by the Corporation and commingled with its other corporate funds where administratively appropriate.  No interest shall be paid or credited to the Participant with respect to such payroll deductions.  The Corporation shall maintain a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account.  A Participant may not make any additional payments into such account.

5.2                                 Under procedures established by the Committee, a Participant may withdraw from the Plan during a Purchase Period, by completing and filing a new payroll deduction authorization and Plan enrollment form with the Corporation or by following electronic or other procedures prescribed by the Committee, prior to the fifth business day preceding the Purchase Date. If a Participant withdraws from the Plan during a Purchase Period, his or her accumulated payroll deductions will be refunded to the Participant without interest.  The Committee may establish rules limiting the frequency with which Participants may withdraw and re-enroll in the Plan and may impose a waiting period on Participants wishing to re-enroll following withdrawal.

5.3                                 A Participant may change his or her rate of payroll deductions at any time by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee.  If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (including Purchase Periods of subsequent Offering Periods).  In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during a Purchase Period.

6.                                      TERMINATION OF EMPLOYMENT.

In the event any Participant terminates employment with the Corporation or any of its Designated Subsidiaries for any reason (including death) prior to the expiration of a Purchase Period, the Participant’s participation in the Plan shall terminate and all amounts credited to the Participant’s account shall be paid to the Participant or, in the case of death, to the Participant’s heirs or estate, without interest.  Whether a termination of employment has occurred shall be determined by the Committee.  The Committee may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among Designated Subsidiaries, Subsidiaries and the Corporation, and the Committee may establish termination of employment procedures for this Plan which are independent of similar rules established under other benefit plans of the Corporation and its Subsidiaries.

7.                                      OFFERING.

7.1                                 Subject to adjustment as set forth in Section 10, the maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be twenty-five (25) million shares plus an annual increase to be added on the first day of each fiscal year of the Corporation beginning in 2001, equal to one percent (1%) of the outstanding shares of the Corporation on such date or a lesser amount determined by the Committee, provided that the maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be seventy-five (75) million.  If, on a given Purchase Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

7.2                                 Each Purchase Period shall be determined by the Committee.  Unless otherwise determined by the Committee, the Plan will operate with successive six (6) month Purchase Periods commencing at the beginning of each fiscal year half (November 1 and May 1).  The Committee shall have the power to change the duration of future Purchase Periods, without Shareholder approval, and without regard to the expectations of any Participants.

7.3                                 Each eligible Employee who has elected to participate as provided in Section 5.1 shall be granted an option to purchase that number of whole and fractional shares of Common Stock (not to exceed 5,000 shares) which may be purchased with the payroll deductions accumulated on behalf of such Employee during each Purchase Period at the purchase price specified in Section 7.4 below, subject to the additional limitation that no Employee participating in the Section 423 Plan shall be granted an option to purchase Common Stock under the Plan at a rate which exceeds U.S. twenty-five thousand dollars (U.S. $25,000) of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.  The foregoing sentence shall be interpreted so as to comply with Code Section 423(b)(8).

7.4                                 The Committee has the right to establish that the Purchase Price under each option shall be the lower of: (i) a percentage (not less than eighty-five percent (85%)) established by the Committee (“Designated Percentage”) of the Fair Market Value of the Common Stock on the Entry Date on which an option is granted, or (ii) the Designated Percentage of the Fair Market Value on the Purchase Date on which the Common Stock is purchased.  The Committee may change the Designated Percentage with respect to any future Offering Period, but not below eighty-five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the Purchase Date.  Notwithstanding the foregoing, however, unless the Committee exercises its discretion to change the manner in which the Purchase Price is determined, with respect to any Offering Period commencing on or after November 1, 2008, the Purchase Price shall equal eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on each Purchase Date.

8.                                      PURCHASE OF STOCK.

Upon the expiration of each Purchase Period, a Participant’s option shall be exercised automatically for the purchase of that number of whole and fractional shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 7.4.  Notwithstanding the foregoing, the Corporation or its designee may make such provisions and take such action as it deems necessary or appropriate for the withholding of taxes and/or social insurance which the Corporation or its Designated Subsidiary is required by law or regulation of any governmental authority to withhold.  Each Participant, however, shall be responsible for payment of all individual tax liabilities arising under the Plan.

9.                                      PAYMENT AND DELIVERY.

As soon as practicable after the exercise of an option, the Corporation shall deliver to the Participant a record of the Common Stock purchased and the balance of any amount of payroll deductions credited to the Participant’s account not used for the purchase, except as specified below.  The Committee may permit or require that shares be deposited directly with a broker designated by the Committee or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer.  The Committee may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures as it deems appropriate to permit tracking of disqualifying dispositions of such shares or for other purposes determined by the Committee.  The Corporation shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock and the Common Stock shall then be fully paid and non-assessable.  No Participant shall have any voting, dividend, or other Shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 9.

10.                               RECAPITALIZATION.

If after the grant of an option, but prior to the purchase of Common Stock under the option, there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination or recapitalization of shares subject to options, the number of shares to be purchased pursuant to an option, the price per share of Common Stock covered by an option and the maximum number of shares specified in Section 7.1 may be appropriately adjusted by the Board, and the Board shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances.

The Board’s determinations under this Section 10 shall be conclusive and binding on all parties.

11.                               MERGER, LIQUIDATION, OTHER CORPORATION TRANSACTIONS.

In the event of the proposed liquidation or dissolution of the Corporation, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Board in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the Participants.

In the event of a proposed sale of all or substantially all of the assets of the Corporation, or the merger or consolidation of the Corporation with or into another corporation, then in the sole discretion of the Board, (1) each option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Board on or before the date of consummation of such merger, consolidation or sale shall be treated as a Purchase Date, and all outstanding options shall be exercised on such date, or (3) all outstanding options shall terminate and the accumulated payroll deductions will be refunded without interest to the Participants.

12.                               TRANSFERABILITY.

Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect.  If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 5.2.

13.                               AMENDMENT OR TERMINATION OF THE PLAN.

13.1                           The Plan shall continue until November 1, 2020 unless otherwise terminated in accordance with Section 13.2.

13.2                           The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever, except that, without approval of the Shareholders, no such revision or amendment shall materially increase the number of shares subject to the Plan, other than an adjustment under Section 10 of the Plan.  Effective November 1, 2008, the Board has delegated its powers under this Section 13.2 to the Committee unless and until the Board revokes such delegation.

14.                               ADMINISTRATION.

The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and whom the Board may remove at any time.  The Committee will have the authority and responsibility for the day-to-day administration of the Plan, the authority and responsibility specifically provided in this Plan and any additional duty, responsibility and authority delegated to the Committee by the Board, which may include any of the functions assigned to the Board in this Plan.  The Committee may delegate to one or more individuals the day-to-day administration of the Plan.  The Committee shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable, consistent with the delegation from the Board.  Decisions of the Board and the Committee shall be final and binding upon all participants.  Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held.  The Corporation shall pay all expenses incurred in the administration of the Plan.  No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

15.                               COMMITTEE RULES FOR FOREIGN JURISDICTIONS.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Committee may also adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section

423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 7.1, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

16.                               SECURITIES LAWS REQUIREMENTS.

The Corporation shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Corporation has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

17.                               GOVERNMENTAL REGULATIONS.

This Plan and the Corporation’s obligation to sell and deliver shares of its stock under the Plan shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder.

18.                               NO ENLARGEMENT OF EMPLOYEE RIGHTS.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

19.                               GOVERNING LAW.

This Plan shall be governed by Delaware law, without regard to that State’s choice of law rules.

20.                               EFFECTIVE DATE.

This Plan became effective November 1, 2000.

21.                               REPORTS.

Individual accounts shall be maintained for each Participant in the Plan.  Statements of account shall be given to Participants at least annually.

22.                               DESIGNATION OF BENEFICIARY FOR OWNED SHARES.

With respect to shares of Common Stock purchased by the Participant pursuant to the Plan and held in an account maintained by the Corporation or its assignee on the

Participant’s behalf, the Participant may be permitted to file a written designation of beneficiary.  The Participant may change such designation of beneficiary at any time by written notice.  Subject to local legal requirements, in the event of a Participant’s death, the Corporation or its assignee shall deliver such shares of Common Stock to the designated beneficiary.

Subject to local law, in the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant’s death, the Corporation shall deliver such shares of Common Stock to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Corporation), the Corporation in its sole discretion, may deliver (or cause its assignee to deliver) such shares of Common Stock to the spouse, dependent or relative of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may determine.